EXHIBIT 99.2

Hoku Receives $20 Million Loan from China Merchants Bank

Honolulu, HI, May 26, 2010 – Hoku Corporation (NASDAQ: HOKU), a clean energy products and services company, today announced it had entered into a $20 million credit agreement with the New York branch of China Merchants Bank Co., Ltd., the sixth largest commercial bank by assets in China.  The proceeds will be used primarily to pay for capital expenses for the polysilicon production plant under construction by Hoku’s subsidiary, Hoku Materials, Inc., in Pocatello, Idaho.

Hoku has up to one month to borrow all $20 million that is available under the credit agreement, and must repay all borrowed amounts on the two-year anniversary of the effective date of the credit agreement.  Loans under the credit agreement will be secured by a standby letter of credit drawn by Tianwei New Energy Holdings Co., Ltd. in Chengdu, China and issued to China Merchants Bank, as collateral.  Tianwei New Energy Holdings Co., Ltd. currently holds approximately 60% of Hoku’s outstanding capital stock.

Interest on borrowed amounts will accrue at the three-month LIBOR rate plus 2%, and is payable in arrears every three months.  Hoku will also pay a facility fee of 0.5% of the total loan amount per annum, payable in arrears with the interest payments, and will reimburse Tianwei for its fees and expenses in providing the standby letter of credit.

Scott Paul, president & CEO of Hoku Corporation, said, “Having just completed our first successful polysilicon production run in Pocatello, Idaho, we are very pleased that Tianwei and China Merchants Bank are providing this $20 million loan to continue funding our plant capital expenditures.  This is a further indication of Tianwei’s long-term support of Hoku’s capital needs.”

Qiang Ding, chairman of Tianwei New Energy Holdings Co., Ltd., said, “Hoku is an important part of Tianwei’s international business strategy; we remain firmly committed to supporting Hoku’s continuing efforts.”

About Hoku Corporation

Hoku Corporation (NASDAQ: HOKU) is a diversified clean energy products and services company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems and provides related services. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information, visit www.hokucorp.com.

Hoku, Hoku Solar, and the Hoku Corporation logo are trademarks of Hoku Corporation, and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

About Tianwei New Energy Holdings Co., Ltd. and Baoding Tianwei Group Co., Ltd.

Tianwei New Energy Holdings Co., Ltd. is based in Chengdu, China, and has total combined assets of approximately 2.7 billion Yuan (US$ 400 million). The Company is a subsidiary of Baoding Tianwei Group Co., Ltd (“Tianwei Group”), a leading Chinese manufacturer of power transmission equipment and green energy products. As of December 31, 2008, Tianwei Group had 8,000 employees, total combined assets of approximately 18.5 billion Yuan (US$ 2.7 billion), annual revenue in 2008 of approximately 11.2 billion Yuan (US$ 1.6 billion), and net profits of 1.22 billion Yuan (US$ 179 million).

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements.   These forward-looking statements include statements about future support of Tianwei New Energy Holdings Co., Ltd. for Hoku Corporation. These statements involve known and unknown risks, uncertainties and other factors, including changes in Tianwei’s ability or willingness to support Hoku, which may cause Hoku Corporation’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Corporation’s filings with the Securities and Exchange Commission, as applicable. Except as required by law, Hoku Corporation does not assume any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

©Copyright 2010, Hoku Corporation, all rights reserved.

Contacts for Hoku Corporation:

Hoku Corporation
Tel: 808-682-7800
Email: ir@hokucorp.com

Contacts for Tianwei:

Mr. Lijun Qin
Tianwei New Energy Holdings Co., Ltd.
Tel: +86-028-6705-0188
Email: qinlijun@twnesolar.com